Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") executed this 23rd day of September, 2015 with an effective date as of the ____ day of July 2015 (the "Effective Date"), by and between ACTIVECARE, INC., a Delaware corporation having its principal place of business in Salt Lake City, Utah (the "Company"), and JAMES DALTON, a resident of Utah (the "Executive" and, together with the Company, the "Parties").
R E C I T A L S:
WHEREAS, the Company has agreed to employ Executive in exchange for Executive's compliance with the terms and conditions contained herein.
A G R E E M E N T:
NOW, THEREFORE, in consideration of the covenants contained herein, the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.            Definitions.  For purposes of this Agreement, all initially capitalized words and phrases used in this Agreement have the following meanings:
"Affiliate" shall mean, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such individual or entity.
"Agreement" shall have the meaning set forth in the introductory paragraph above.
"Application" shall have the meaning set forth in Section 7.
"Base Salary" shall have the meaning set forth in Section 4.
"Board" shall mean the Board of Directors of the Company.
"Bonus" shall have the meaning set forth in Section 4.
"Business" shall mean the business of the Company, wherever located or operated, involving the marketing of health diagnostic and monitoring services and devices.
"Cause" shall mean that Executive has (a) continually and willfully failed to substantially perform his duties to the Company (other than any such failure resulting from incapacity due to physical or mental illness); or (b) been grossly negligent in the discharge of his duties to the Company (in any case, other than by reason of a Disability, physical or mental illness or analogous condition); or (c) been convicted of or pled nolo contendere to a felony or a misdemeanor with respect to which fraud or dishonesty is a material element; or (d) materially breached any material Company policy or agreement with the Company. provided, however, except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have thirty (30) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause.  For purposes of this provision, no act or failure to act on the part of Executive shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.  Termination of the Executive's employment shall not be deemed to be for Cause unless and until the Company delivers to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the Board (after reasonable written notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that Executive has engaged in the conduct described in any of (a)-(d) above.

"Code" means the Internal Revenue Code of 1986, as amended.
"Company" shall have the meaning set forth in the introductory paragraph above.
"Confidential Information" means (a) information of the Company or any Subsidiary thereof, to the extent not considered a Trade Secret under applicable law, that (i) relates to the Business of the Company or any Subsidiary thereof; (ii) possesses an element of value to the Company or any Subsidiary thereof; (iii) is not generally known to the Company's competitors; and (iv) would damage the Company, or any Subsidiary thereof, if disclosed, and (b) information of any third party provided to the Company which the Company is obligated to treat as confidential. Confidential Information includes, but is not limited to, future business plans, the composition, description, schematic or design of products, future products or equipment of the Company or any Subsidiary thereof, communication systems, audio systems, system designs and related documentation, advertising or marketing plans, information regarding independent contractors, Employees, clients and Customers of the Company or any Subsidiary thereof, and information concerning the Company's financial structure and methods and procedures of operation.  Confidential Information shall not include any information that is or becomes generally available to the public other than as a result of an unauthorized disclosure, has been independently developed and disclosed by others without violating this Agreement or the legal rights of any Party or otherwise enters the public domain through lawful means.
"Contact" means any interaction between Executive and a Customer which (a) takes place in an effort to establish, maintain and/or further a business relationship on behalf of the Company, or any Subsidiary thereof, and (b) occurs during the last year of Executive's employment with the Company.
"Customer" means any person or entity to which the Company or any Subsidiary thereof, has sold or has solicited to sell its products or services.
"Defense Costs" has the meaning set forth in Section 11.
"Disability" means a physical or mental condition entitling Executive to benefits under the applicable long-term disability plan of the Company or any of its Subsidiaries, or if no such plan exists, a "permanent and total disability" (within the meaning of Code Section 22(e)(3)) or as determined by the Company in accordance with applicable laws. Notwithstanding the foregoing, to the extent that (i) any payment under this Agreement is payable solely upon the Executive's Disability and (ii) such payment is treated as "deferred compensation" for purposes of Code Section 409A, Disability shall have the meaning provided in Section 1.409A-3(i)(4) of the Treasury Regulations.

"Duties" means, solely for purposes of this Agreement, functioning as the Company's President and Chief Executive Officer as specified in the attached Exhibit A and the Company's Bylaws, and as prescribed by the Board from time to time.
"Effective Date" shall have the meaning set forth in the introductory paragraph above.
"Employee" means any person who (a) is employed by the Company, or any Subsidiary thereof, at the time Executive's employment with the Company terminates; (b) was employed by the Company, or any Subsidiary thereof, during the last year of Executive's employment with the Company; or (c) is employed by the Company, or any Subsidiary thereof, during the Restricted Period.
"Employment Period" shall have the meaning set forth in Section 3.
"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
"Executive" shall have the meaning set forth in the introductory paragraph above.
 "Fiscal Year" shall mean the 12-month period ending September 30 each year or such other period as the Company may hereafter elect as its Fiscal Year for financial reporting purposes.
"Incentive Plans" means the Company's (i) 2010 Equity Compensation Plan, and (ii) 2013 Equity Compensation Plan, each as amended from time to time.
"Licensed Materials" means any materials that Executive utilizes for the benefit of the Company (or any Subsidiary thereof), or delivers to the Company or the Company's Customers, which (a) do not constitute Work Product, (b) are created by Executive or of which Executive is otherwise in lawful possession and (c) Executive may lawfully utilize for the benefit of, or distribute to, the Company or the Company's Customers.
"Parties" shall have the meaning set forth in the introductory paragraph above.
"Person" shall mean a "person" as defined in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (a) the Company (or any Subsidiary thereof), (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, or (d) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
"Restricted Period" means the period of time encompassing Executive's employment with the Company and eighteen (18) months after termination of Executive's employment with the Company.
"Subsidiary" means a corporation, partnership or other entity of which a majority of the voting interests of such corporation, partnership or other entity are at the time owned directly or indirectly through one or more intermediaries or Subsidiaries, or both, by the Company.
"Territory" means the continental United States.

"Trade Secrets" means information of the Company (or any Subsidiary thereof), and its licensors, suppliers, clients and Customers, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential Customers or suppliers which is not commonly known by or available to the public and which information (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
"Work Product" means (a) any data, databases, materials, documentation, computer programs, inventions (whether or not patentable), designs and/or works of authorship, including but not limited to, discoveries, ideas, concepts, properties, formulas, compositions, methods, programs, procedures, systems, techniques, products, improvements, innovations, writings, pictures, audio, video, images of Executive and artistic works, and (b) any subject matter protected under patent, copyright, proprietary database, trademark, trade secret, rights of publicity, confidential information or other property rights, including all worldwide rights therein, that is or was conceived, created or developed in whole or in part by Executive while employed by the Company and that either (i) is created within the scope of Executive's employment; (ii) is based on, results from or is suggested by any work performed within the scope of Executive's employment and is directly or indirectly related to the Business of the Company or a line of business that the Company may reasonably be interested in pursuing; (iii) has been or will be paid for by the Company; or (iv) was created or improved in whole or in part by using the Company's time, resources, data, facilities or equipment.
2.            Employment and Duties.
(a)            The Company shall employ Executive as President and Chief Executive Officer.  Executive shall perform all duties that are consistent with this position and that may otherwise be assigned to Executive by the Board and shall report directly to the Board from time to time.
(b)            Executive agrees to (i) devote all necessary working time required of Executive's position; (ii) devote Executive's best efforts, skill and energies to promote and advance the Business and/or interests of the Company and its Subsidiaries; and (iii) fully perform Executive's obligations under this Agreement.
(c)            During Executive's employment Executive may (i) engage in community, charitable and educational activities; (ii) manage Executive's personal investments; (iii) with prior written consent of a majority of the Board (or a designated committee thereof), act as a consultant or advisor with or without pay; and (iv) with prior written consent of a majority of the Board (or a designated committee thereof), serve on corporate boards or committees of up to two (2) public companies other than the Company and a reasonable number of privately held companies including companies operated or controlled by the Executive or a relative or family member of the Executive; provided, however, that such activities do not conflict or interfere with the performance of Executive's obligations under this Agreement or conflict with the interests of the Company.

(d)            Executive agrees to comply with the policies and procedures of the Company as may be adopted and changed from time to time, including without limitation, those described in the Company's employee handbook and Code of Business Conduct and Ethics. If this Agreement conflicts with such policies or procedures, this Agreement will control.
(e)            As an officer of the Company, Executive owes a duty of care and loyalty to the Company as well as a duty to perform such duties in a manner that is in the best interests of the Company.
3.            Term of Agreement.  The term of this Agreement shall be for a period of one (1) year, commencing on the Effective Date and terminating on the first anniversary of the Effective Date (the "Employment Period"), provided, however, that the restrictive covenants applicable to and all post-termination obligations of Executive contained in Section 6 of this Agreement shall survive termination of this Agreement.
4.            Compensation.  During the Employment Period, the compensation of the Executive shall be as provided by this Section 4.
(a)            Signing Bonus.  Upon execution of this Agreement as of the Effective Date, Company shall issue to the Executive 4,976,068 shares of the Company's common stock (the "Common Stock"), of which 976,068 shall vest immediately, along with 140 shares of the Company's Series G Management Preferred Stock; all such shares to vest in 24 equal amounts over each month, and shall vest immediately upon death, termination or a change in control.
(b)            Salary.  The Company shall pay Executive a monthly salary of $40,000.
(c)            Member Bonuses.  During the Employment Period, Executive will be eligible to receive bonuses (each a "Bonus") upon the achievement of certain milestones up through and inclusive of December 31, 2015, at which time the following formula shall be revisited:
(i)            300 shares of Common Stock for each new member under contract with the Company for the September 2015 and December 2015 quarters.
(d)            Guarantees.  All guarantee investments into the Company by Mr. Dalton shall be paid equally 15% of the guaranteed amount, payable in Common Stock valued at $.30 per share.  Executive has made certain guarantees as listed in Exhibit B attached hereto.  As of the date of this agreement, the share issuance amounts as it relates to these guarantees equals 209,375 shares of Common Stock which will be issued herewith.
(e)            Welfare Benefits. Company shall not pay any amounts for or provide Executive and/or the Executive's family, as the case may be, any benefits under welfare benefit plans, practices, policies and programs generally provided by the Company (including without limitation, medical, prescription, dental, disability, employee life, group life, dependent life, accidental death and travel accident insurance plans and programs).
(f)            Expenses.  Executive shall be entitled to receive prompt reimbursement for all reasonable employment-related expenses which are incurred by the Executive.  The Executive shall be reimbursed upon the Company's receipt of accountings in accordance with practices, policies and procedures applicable to senior executives of the Company.  Executive may retain all frequent traveler benefits accrued, including reimbursements as allowed by Company policy for the use of such benefits for work-related corporate travel.

(g)            Office and Support Staff.  Executive shall be entitled to an office, furnishings, supplies, and other appointments, commensurate with the position occupied by Executive, all of which shall be adequate for the performance of the Executive's duties. Executive may hire staff to assist Executive in his duties.  Executive may use furnished supplies and equipment for reasonable non-business purposes.
5.            Termination.  This Agreement and Executive's employment may be terminated by any of the following events:
(a)            Expiration of the Employment Period;
(b)            Mutual written agreement between Executive and the Company at any time;
(c)            Executive's death;
(d)            Executive's Disability which renders Executive unable to perform the essential functions of Executive's job even with reasonable accommodation; or
(e)            By the Company for Cause.
6.            Executive's Post-Termination Obligations.
(a)            Return of Materials.  Upon the termination of Executive's employment for any reason, Executive shall return to the Company all of the Company's property, including, but not limited to, keys, passcards, credit cards, customer lists, rolodexes, tapes, software, computer files, marketing and sales materials and any other property, record, document or piece of equipment belonging to the Company.
(b)            Set-Off.  If Executive has any outstanding obligations to the Company upon the termination of Executive's employment for any reason, Executive hereby authorizes the Company to deduct any amounts owed to the Company from Executive's final paycheck and/or any amounts that would otherwise be due to Executive, but only to the extent such set-off is made in accordance with Treasury Regulation 1.409A-3(j)(4)(xiii).  No other set-off shall be permitted under this Agreement.
(c)            Non-Disparagement. During Executive's employment and upon the termination of Executive's employment with the Company for any reason, Executive shall not make any disparaging or defamatory statements, whether written or verbal, regarding the Company.
(d)            Restrictive Covenants. Executive acknowledges that the restrictions contained in this Section 6 are reasonable and necessary to protect the legitimate business interests of the Company and will not impair or infringe upon Executive's right to work or earn a living after Executive's employment with the Company terminates.

(e)            Trade Secrets and Confidential Information.
(i)            Executive represents and warrants that Executive (A) is not subject to any legal or contractual duty or agreement that would prevent or prohibit Executive from performing the duties contemplated by this Agreement or otherwise complying with this Agreement, and (B) is not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information owned by any other party.
(ii)            Executive agrees that Executive will not (A) use, disclose or reverse engineer Trade Secrets or Confidential Information for any purpose other than the Company's Business, except as authorized in writing by the Company; (B) during Executive's employment with the Company, use, disclose or reverse engineer (1) any confidential information or trade secrets of any former employer or third party or (2) any works of authorship developed in whole or in part by Executive during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (C) upon Executive's resignation or termination with the Company (1) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), which are in Executive's possession or control or (2) destroy, delete or alter Trade Secrets or Confidential Information without the Company's prior written consent.
(iii)            The obligations under this Section 6 shall remain in effect as long as Trade Secrets and Confidential Information constitute trade secrets or confidential information under applicable law.  The confidentiality, property and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws and laws concerning fiduciary duties.
(f)            Non-Competition.  During the Restricted Period, Executive agrees that Executive shall not perform services which are substantially similar and/or equivalent to the Duties, individually or on behalf of any person, firm, partnership, association, business organization, corporation or entity engaged in the Business within the Territory.  The Parties agree and acknowledge that (i) the periods of restriction and Territory of restriction contained in this Agreement are fair and reasonable in that they are reasonably required for the protection of the Company and that the Territory is the area in which Executive performs services for the Company and (ii) by having access to information concerning Employees and actual or prospective Customers of the Company or any of its Subsidiaries, Executive shall obtain a competitive advantage as to the Company.
(g)            Non-Solicitation of Customers.  During the Restricted Period, Executive will not, directly or indirectly, solicit any Customer of the Company for the purpose of providing any goods or services competitive with the Business within the Territory.  The restrictions set forth in this Section 6(g) apply only to the Customers with whom Executive had Contact.

(h)            Non-Recruitment of Employees.  During the Restricted Period, Executive will not, directly or indirectly, solicit, recruit or induce any Employee to (i) terminate his or her employment relationship with the Company or any of its Subsidiaries or (ii) work for any other person or entity engaged in the Business.
(i)            Resignation.  Upon the termination of Executive's employment with the Company for any reason and upon the request of the Company, Executive shall deliver to the Company a written resignation from all offices, membership on the Board and fiduciary positions in which Executive serves for the Company and each of its Subsidiaries and Affiliates.
7.            Work Product.  Executive's employment duties may include creating, developing and/or inventing in areas directly or indirectly related to the Business of the Company or to a line of business that the Company may reasonably be interested in pursuing.  If ownership of all right, title and interest to the legal rights in and to the Work Product will not vest exclusively in the Company, then, without further consideration, Executive assigns all presently-existing Work Product to the Company and agrees to assign, and automatically assigns, all future Work Product to the Company.  The Company will have the right to obtain, and hold in its own name, copyrights, patents, design registrations, proprietary database rights, trademarks, rights of publicity and any other protection available in the Work Product. At the Company's request, Executive agrees to perform, during or after Executive's employment with the Company, any acts to transfer, perfect and defend the Company's ownership of the Work Product, including, but not limited to (a) executing all documents (including a formal assignment to the Company) necessary for filing an application or registration for protection of the Work Product (an "Application"); (b) explaining the nature of the Work Product to persons designated by the Company; (c) reviewing Applications and other related papers; or (d) providing any other assistance reasonably required for the orderly prosecution of Applications.  Executive agrees to provide the Company with a written description of any Work Product in which Executive is involved (solely or jointly with others) and the circumstances attendant to the creation of such Work Product.
8.            License.  During Executive's employment and after Executive's employment with the Company terminates, Executive grants to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to (a) make, use, sell, copy, perform, display, distribute or otherwise utilize copies of the Licensed Materials; (b) prepare, use and distribute derivative works based upon the Licensed Materials; and (c) authorize others to do the same.  Executive shall notify the Company in writing of any Licensed Materials Executive delivers to the Company.
9.            Release.  During Executive's employment and after Executive's employment with the Company terminates, the Company may, upon receiving Executive's prior written consent, which consent will not be unreasonably withheld, use Executive's image, likeness, voice or other characteristics in the Company's products or services.  Executive shall release the Company from any causes of action that Executive may have arising out of the use, distribution, adaptation, reproduction, broadcast or exhibition of such characteristics, provided that the Company obtains Executive's prior written consent as described herein.

10.            Injunctive Relief.  Executive agrees that, if Executive breaches Section 6 of this Agreement, (a) the Company would suffer irreparable harm; (b) damages would be difficult to determine, and money damages alone would be an inadequate remedy for the injuries suffered by the Company; and (c) if the Company seeks injunctive relief to enforce this Agreement, Executive hereby waives and will not (i) assert any defense that the Company has an adequate remedy at law with respect to the breach; (ii) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information; or (iii) require the Company to post a bond or any other security.  Nothing contained in this Agreement shall limit the Company's right to any other remedies at law or in equity.
11.            Payment of Defense Costs.  If Executive is individually named as a defendant in a lawsuit relating to or arising out of Executive's employment with the Company, then the Company agrees to pay the reasonable attorneys' fees and expenses Executive incurs in defending such lawsuit (the "Defense Costs"), subject to the terms and conditions of any applicable directors' and officers' insurance maintained by the Company.  The Company will not pay any damages or any other sums or relief for which Executive is held personally liable.  If Executive is held liable, then Executive agrees to reimburse the Company for all Defense Costs the Company paid to Executive or on Executive's behalf.  The Company's obligation under this Section 11 shall not apply to any claim or lawsuit brought by the Company against Executive. Payment of the Defense Costs shall be the Company's only obligation under this Section 11; provided, however, that nothing in this Section 11 shall be construed to limit either Party's rights or obligations under any indemnification agreement or the Company's organizational documents, as applicable.
12.            Clawback.  Notwithstanding anything herein to the contrary, the Executive agrees that incentive compensation, as defined under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and such regulations as are promulgated thereunder from time to time ("Dodd-Frank"), payable to him under the Company's Incentive Plans, this Agreement or any other plan, arrangement or program established or maintained by the Company shall be subject to any clawback policy adopted or implemented by the Company in respect of Dodd-Frank, or in respect of any other applicable law or regulation.
13.            Severability.  The provisions of this Agreement are severable.  If any provision of this Agreement is determined to be unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law.  If such provision cannot be modified to be enforceable, the provision shall be severed from this Agreement to the extent unenforceable.  The remaining provisions and any partially enforceable provisions shall remain in full force and effect.
14.            Attorneys' Fees.  In the event of litigation relating to this Agreement, the prevailing Party shall be entitled to recover attorneys' fees and costs of litigation in addition to all other remedies available at law or in equity.
15.            Waiver.  Either Party's failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision.  Either Party's waiver of any breach of this Agreement shall not act as a waiver of any other breach.

16.            Entire Agreement.  This Agreement, together with the New Option Agreement, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement.  This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement, including without limitation the Prior Agreement.  Other than the terms of this Agreement, no other representation, promise or agreement has been made with Executive to cause Executive to sign this Agreement.
17.            Amendments.  This Agreement may not be amended or modified except in a writing signed by both Parties.
18.            Successors and Assigns.  This Agreement shall be assignable to, and shall inure to the benefit of, the Company's successors and assigns, including, without limitation, successors through merger, name change, consolidation or sale of a majority of the Company's stock or assets and shall be binding upon Executive. Executive shall not have the right to assign Executive's rights or obligations under this Agreement.  The covenants contained in Section 8 of this Agreement shall survive the termination of Executive's employment with the Company, regardless of which Party causes the termination or the reason for the termination.
19.            Governing Law.  The laws of the State of Utah shall govern this Agreement. If Utah's conflict of law rules would apply another state's laws, the Parties agree that Utah law shall still govern.
20.            No Strict Construction.  If there is a dispute about the language of this Agreement, the fact that one Party drafted this Agreement shall not be considered in its interpretation.
21.            Notices.  Whenever any notice is required, it shall be given in writing addressed as follows:
If to the Company:	ACTIVECARE, INC.
1365 West Business Park Drive Orem, UT 84058

If to the Executive:	James Dalton, at Executive's most recent address on the records of the Company
Notice shall be deemed given and effective when deposited in the U.S. mail, sent to the receiving Party by electronic means or when actually received.  Either Party may change the address to which notices shall be delivered or mailed by notifying the other Party of such change in accordance with this Section.
22.            Consent to Jurisdiction and Venue.  Executive agrees that any claim arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in Utah.  Executive consents to the personal jurisdiction of the state and/or federal courts located in Utah.  Executive waives (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or improper venue in any action brought in such courts.

23.            Affirmation.  Executive acknowledges that Executive has carefully read this Agreement, Executive knows and understands its terms and conditions and Executive has had the opportunity to ask the Company any questions Executive may have had prior to signing this Agreement.
24.            Tax Responsibilities.  Should executive receive compensation through payroll, all tax responsibility shall be paid through such services as Company regularly employs.  However, should Executive receive compensation outside of payroll, he individually shall be responsible for all tax ramifications associated with such compensation.

IN WITNESS WHEREOF the Parties have executed this Agreement on the date first written above.

ACTIVECARE, INC.,
a Delaware corporation

By: ______________________________

Name: ___________________________

Title: ____________________________

JAMES DALTON,
an individual

James Dalton

EXHIBIT A
Responsibilities and Authority of President and Chief Executive Officer (CEO)

•	Overall strategic planning, corporate direction and implementation of strategic plan.

•	General deployment of corporate assets.

•	Hiring of Company officers and other employees.

	o	Establishment of incentive programs for Company officers and employees.

	o	Approves capital expenditures for budget categories (as approved by the Board) or up to $50,000 if not included in annual budget.

•	Approval of major Company Policies and Procedures and exceptions to the same.

•	Interfaces with stock brokerages.

•	Approval of all corporate communications.

•	Assures compliance with all applicable laws and regulations (domestic/international) pertinent to the Company.

•	Review and Approval of all legal agreements to which the Company is a party.

	o	Represents Company in strategic business transactions subject to the approval of the Board.

•	Management Team Chair.

•	Oversees implementation and compliance with Quality Systems.

EXHIBIT B
Guarantees

James Dalton, as of the date of this agreement, has the following guarantees outstanding:

Party	Amount	% of Guarantee

Factor (Rafi)	$250,000	50%

Factor (Rafi)	$250,000	50%

Factor (Rafi)	$337,500	50%

Total Personally Guaranteed: $418,750

15% shall be paid in total between all signees, payable in shares at $.30

Party	Amount	Compensation	Shares Issued

Factor (Rafi)	$250,000	7.5%	62,500

Factor (Rafi)	$250,000	7.5%	62,500

Factor (Rafi)	$337,500	7.5%	84,375

Total Issuance			209,375